Exhibit 99.1: Press Release of Paychex, Inc. Dated December 18, 2003

FOR IMMEDIATE RELEASE

     John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074

     Access the Webcast of the Paychex, Inc. Second Quarter Earnings Release Conference Call scheduled for December 19, 2003 at 10:30 a.m.
     Eastern Time at www.paychex.com at the Investor Relations home page.

     Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS

ROCHESTER, NY, December 18, 2003 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $80.7 million, or $.21 diluted earnings per share, for the quarter ended November 30, 2003, an increase of 8% over net income of $74.7 million, or $.20 diluted earnings per share, for the same period last year. Total revenues were $312.1 million, a 16% increase over $268.8 million for the second quarter last year.

For the six months ended November 30, 2003, the Company reported net income of $161.0 million, or $.42 diluted earnings per share, an increase of 7% over net income of $150.6 million, or $.40 diluted earnings per share, for the same period last year. Total revenues were $621.4 million, an increase of 19% over $521.5 million for the same period last year.

In fiscal 2003, Paychex acquired two payroll service providers servicing small- to medium-sized businesses in the United States. Paychex acquired Advantage Payroll Services, Inc. (“Advantage”) on September 20, 2002 and InterPay, Inc. (“InterPay”) on April 1, 2003. The Company’s results of operations for the first six months of fiscal 2004 include the results of Advantage and InterPay for the entire period. The results for the prior year six-month period include the results of Advantage from the date of acquisition.

SERVICE REVENUES

For the quarter ended November 30, 2003, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $297.6 million, an increase of 16% over $255.7 million for the prior year quarter. For the six months ended November 30, 2003, service revenues were $593.5 million, an increase of 20% over $495.1 million for the same period last year. The Company estimates that organic service revenue growth was in the range of 11% to 12% for the second quarter and first six months of fiscal 2004.

Payroll service revenue increased 16% for the second quarter and 20% for the six-month period to $255.0 million and $509.7 million, respectively. The year-over-year growth in Payroll service revenue resulted from the acquisitions of Advantage and InterPay in fiscal 2003, organic client base growth, increased utilization of ancillary services, and price increases. Checks per client (excluding Advantage and InterPay) for the second quarter and first six months of fiscal 2004 were comparable with the prior year periods.

As of November 30, 2003, 88% of all clients utilized the Company’s tax filing and payment services and 61% utilized employee payment services. Major Market Services revenue increased 39% and 41% for the second quarter and six-month period of fiscal 2004 to $33.1 million and $64.7 million, respectively.

Human Resource and Benefits service revenue increased 19% for the second quarter and 21% for the six-month period of fiscal 2004 to $42.5 million and $83.8 million, respectively. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 18% and 17% in the second quarter and six-month period of fiscal 2004 to $19.3 million and $37.2 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients increased 11% for the second quarter and 6% for the six-month period of fiscal 2004 to $14.5 million and $27.9 million, respectively. The increases in interest on funds held for clients are attributable to higher net realized gains on the sale of available-for-sale securities and higher average portfolio balances, offset by lower average interest rates earned in fiscal 2004. Higher average portfolio balances were driven by the acquisitions of Advantage and InterPay and by the growth in the utilization of the Company’s tax filing and payment services and employee payment services. Average portfolio balances for both the second quarter and first six months of fiscal 2004 were $2.3 billion, compared with $2.0 billion and $1.9 billion in the prior year quarter and six-month period. The average interest rate earned on the funds held for clients portfolio was 1.8% for the second quarter and first six months of fiscal 2004, compared with 2.5% for the respective prior year periods. Net realized gains included in interest on funds held for clients were $4.4 million and $7.1 million for the second quarter and six-month period of fiscal 2004, compared with net realized gains of $.6 million and $2.3 million for the respective prior year periods.

OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 16% in the second quarter and 22% for the six-month period over the prior year periods. The increases are due to the acquisitions of Advantage and InterPay and increases in personnel, information technology, and facility costs to support the organic growth of the Company. As a result of the acquisitions, amortization of intangible assets increased to $4.2 million and $8.3 million in the second quarter and first six months of fiscal 2004, from $2.2 million and $2.8 million in the respective prior year periods. Operating income increased 16% and 14% in the second quarter and six-month period to $114.8 million and $229.9 million, respectively.

Operating income growth continues to be negatively impacted by the lower average interest rates earned on funds held for clients. Operating income (excluding interest on funds held for clients) increased 17% and 15% in the second quarter and six-month period to $100.3 million and $202.0 million, respectively. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 34% in the second quarter and six-month period, compared with 34% and 35% in the respective prior year periods.

INVESTMENT INCOME, NET

Investment income, net decreased 56% for the second quarter and 54% for the six-month period to $5.1 million and $9.0 million, respectively. The decreases are due to lower average portfolio balances resulting from the sale of investments to fund the acquisitions, lower average interest rates earned, and lower net realized gains on the sale of available-for-sale securities. Average portfolio balances for the corporate investment portfolio were approximately $415 million and $400 million for the second quarter and first six months of fiscal 2004, compared with average balances of $512 million and $631 million in the respective prior year periods. The average interest rates earned for the corporate investment portfolio were 2.5% and 2.7% for the second quarter and first six months of fiscal 2004, compared with 3.4% in the respective prior year periods. Net realized gains included in investment income were $2.7 million and $4.2 million for the second quarter and six-month period of fiscal 2004, compared with net realized gains of $7.2 million and $9.6 million for the respective prior year periods.

INCOME TAXES

The effective income tax rates were 32.7% and 32.6% for the second quarter and six-month period of fiscal 2004, compared with 32.5% and 32.0% for the respective prior year periods. The increases in the effective tax rates are the result of lower levels of tax-exempt income on funds held for clients and corporate investments.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, “We are pleased with our financial results for the second quarter of fiscal 2004, which were in line with our expectations. We are hopeful that signs of improving small business conditions will continue. We remain focused on growing our client base and the integration of the Advantage and InterPay acquisitions. Estimated total revenue growth for fiscal 2004 is expected to be in the range of 15% to 17%, accompanied by net income growth in the high single digits. In addition, we expect that growth in operating income (excluding interest on funds held for clients) will be in the range of 15% to 20%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 490,000 payroll clients nationwide.

                    “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “we look forward to,” “would equate to,” “projects,” “projected to be,” “anticipates,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s SEC filings, including the most recent form 10-K: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, executing expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the six months ended
	November 30,	November 30,	November 30,	November 30,
	2003	2002	2003	2002
Revenues:
Service revenues	$297,559	$255,675	$593,477	$495,073
Interest on funds held for clients	14,540	13,132	27,875	26,409

Total revenues	312,099	268,807	621,352	521,482
Operating costs	74,435	63,782	146,106	120,246
Selling, general, and administrative expenses	122,849	105,831	245,353	199,565

Operating income	114,815	99,194	229,893	201,671
Investment income, net	5,071	11,401	9,020	19,786

Income before income taxes	119,886	110,595	238,913	221,457
Income taxes	39,202	35,944	77,886	70,866

Net income	$80,684	$74,651	$161,027	$150,591

Basic earnings per share	$.21	$.20	$.43	$.40

Diluted earnings per share	$.21	$.20	$.42	$.40

Weighted-average common shares outstanding	377,263	376,191	377,052	376,069

Weighted-average shares assuming dilution	379,649	377,934	379,234	377,937

Cash dividends per common share	$.12	$.11	$.23	$.22

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

(B)	Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on reported consolidated earnings.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2003	2003
ASSETS
Cash and cash equivalents	$134,238	$79,871
Corporate investments	315,505	301,328
Interest receivable	21,388	22,787
Accounts receivable, net	148,760	118,512
Prepaid income taxes	—	600
Prepaid expenses and other current assets	13,106	11,503

Current assets before funds held for clients	632,997	534,601
Funds held for clients	2,365,454	2,498,041

Total current assets	2,998,451	3,032,642
Other assets	6,592	7,057
Property and equipment, net	169,021	159,039
Intangible assets, net	91,350	98,342
Goodwill	395,094	393,703

Total assets	$3,660,508	$3,690,783

LIABILITIES
Accounts payable	$22,487	$22,213
Accrued compensation and related items	66,312	70,388
Deferred revenue	2,608	3,645
Accrued income taxes	280	—
Deferred income taxes	15,431	7,488
Other current liabilities	21,213	18,169

Current liabilities before client fund deposits	128,331	121,903
Client fund deposits	2,349,175	2,465,622

Total current liabilities	2,477,506	2,587,525
Deferred income taxes	8,307	7,045
Other long-term liabilities	20,095	18,842

Total liabilities	2,505,908	2,613,412

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares Issued: 377,526 at November 30, 2003 and 376,698 at May 31, 2003	3,775	3,767
Additional paid-in capital	216,706	198,713
Retained earnings	920,483	846,196
Accumulated other comprehensive income	13,636	28,695

Total stockholders’ equity	1,154,600	1,077,371

Total liabilities and stockholders’ equity	$3,660,508	$3,690,783

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $21.3 million at November 30, 2003, compared with $45.0 million at May 31, 2003. During the first six months of fiscal 2004, the unrealized gain position ranged from approximately $21.1 million to $49.6 million. The unrealized gain position of the Company’s investment portfolios was approximately $19.0 million at December 15, 2003.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from 7 to 12 years using either accelerated or straight-line methods. Goodwill recorded from the purchases of Advantage and InterPay will not be amortized. Goodwill will be tested for impairment on an ongoing basis assuming Paychex operates as a single reporting unit.